EXHIBIT 99.1
Oxford: Owner of Tommy Bahama, Lilly Pulitzer and Johnny Was Reports First Quarter Results
ATLANTA, June 10, 2026 (GLOBE NEWSWIRE) -- Oxford Industries, Inc. (NYSE:OXM) today announced financial results for its first quarter of fiscal 2026 ended May 2, 2026.
Consolidated net sales in the first quarter of fiscal 2026 were $391 million compared to $393 million in the first quarter of fiscal 2025. EPS on a GAAP basis was $1.00 compared to $1.70 in the first quarter of fiscal 2025. On an adjusted basis, EPS was $1.39 compared to $1.82 in the first quarter of fiscal 2025. Both GAAP and adjusted EPS in the first quarter of fiscal 2026 included $11 million, or $0.55 per share, of incremental tariff costs compared to the first quarter of fiscal 2025.
Tom Chubb, Chairman and CEO, commented, “We delivered net sales in line with our expectations, led by mid-single-digit positive comps at Tommy Bahama, and adjusted EPS above our guidance range, fueled by better-than-expected gross margins. Our overall performance also reflects softer than expected results at Lilly Pulitzer and a challenging environment marked by weak consumer sentiment and higher energy prices. At the same time, we made important progress during the first quarter on several strategic initiatives in our merchandising and marketing functions that we believe will enhance the operating performance of each of our brands over the long term."
Mr. Chubb concluded, “As we look to the remainder of the year, we expect macroeconomic pressures to continue weighing on consumer sentiment, and we are allowing time for our corrective actions at Lilly Pulitzer to gain traction. In light of these factors and recent comparable sales trends, we are narrowing our full-year sales guidance range by lowering the top end of the range. We are also raising the low end of our EPS guidance range, as we expect the current lower tariff rates to continue for the remainder of the year, together with disciplined expense and inventory management, to offset the impact of the narrowed sales outlook on profitability."
First Quarter of Fiscal 2026 versus Fiscal 2025

Net Sales by Operating Group	First Quarter
($ in millions)	2026	2025	% Change
Tommy Bahama	$224.6	$216.2	3.9%
Lilly Pulitzer	90.4	99.0	(8.8%)
Johnny Was	37.9	43.5	(12.9%)
Emerging Brands	38.6	34.2	12.8%
Other	(0.1)	(0.1)	NM
Total Company	$391.4	$392.9	(0.4%)
•Consolidated net sales were $391 million compared to $393 million in the first quarter of fiscal 2025.
◦Full-price direct-to-consumer (DTC) sales decreased 1% to $247 million versus the first quarter of fiscal 2025.
▪Full-price retail sales of $135 million were comparable to the prior-year period.

▪E-commerce sales of $111 million were 2% lower than the prior-year period.
◦Food and beverage sales of $38 million were 14% higher than the prior-year period driven by new locations opened in fiscal 2025. Comparable store sales were flat.
◦Outlet sales of $19 million were comparable to the prior-year period.
◦Wholesale sales of $88 million were 5% lower than the first quarter of fiscal 2025.
•Gross margin was 62.3%, compared to 64.2% in the first quarter of fiscal 2025. The decreased gross margin was primarily due to (1) approximately $11 million of increased cost of goods sold from additional tariffs implemented in fiscal 2025 and (2) a $4 million higher LIFO accounting charge in the first quarter of fiscal 2026 compared to the first quarter of fiscal 2025. These decreases were partially offset by (1) updated sourcing and pricing strategies across our portfolio, (2) lower freight costs to customers and (3) a change in sales mix with a shift to a higher proportion of direct to consumer sales. On an adjusted basis, which excludes the impact of LIFO accounting, gross margin was 63.4% compared to 64.3% in the first quarter of fiscal 2025.
•SG&A was $211 million compared to $206 million, impacted primarily by new brick and mortar retail and food and beverage locations, increases in software and consulting costs and costs associated with the transition of our Lyons, Georgia distribution center operations. On an adjusted basis, SG&A was $209 million compared to $206 million in the prior-year period.
•Royalties and other operating income decreased from $7 million to $6 million in the first quarter of fiscal 2026 primarily reflecting lower Tommy Bahama royalty income due to reduced sales by licensing partners impacted by higher tariffs.
•Operating income on a GAAP basis was $22 million, or 5.7% of net sales, compared to $36 million, or 9.2% of net sales, in the first quarter of fiscal 2025. On an adjusted basis, operating income was $30 million, or 7.7% of net sales, compared to $39 million, or 9.8% of net sales, in the first quarter of fiscal 2025.
•Interest expense was $2 million, an increase from the prior year period, primarily due to a higher average outstanding debt balance during the first quarter of fiscal 2026 than the first quarter of fiscal 2025.
•For the first quarter of fiscal 2026 and first quarter of fiscal 2025, our effective tax rate of 25.4% and 24.1%, respectively, included the net impact of discrete items including interest received on tax receivables.
Balance Sheet and Liquidity
Inventory as of the end of the first quarter of fiscal 2026 decreased $15 million, or 9%, on a LIFO basis compared to the end of the first quarter of fiscal 2025 primarily as a result of an increase to the LIFO reserve due to inflation in inventory costs. On a FIFO basis, inventory decreased $3 million, or 1%, compared to the end of the first quarter of fiscal 2025. Inventory as of May 2, 2026 included $9 million of additional costs capitalized into inventory related to the incremental U.S. tariffs implemented starting in fiscal 2025 compared to $3 million as of May 3, 2025.

During the first quarter of fiscal 2026, cash provided by operations was $8 million compared to cash used in operations of $4 million in the first quarter of fiscal 2025. The increase in cash flow from operations reflects disciplined working capital management partially offset by lower earnings.
Borrowings outstanding increased to $143 million at the end of the first quarter of fiscal 2026 compared to $118 million of borrowings outstanding at the end of the first quarter of fiscal 2025 and $116 million of borrowings outstanding at the end of fiscal 2025. During the first quarter of fiscal 2026, capital expenditures of $23 million, primarily associated with the new distribution center in Lyons, Georgia, and the opening of new brick and mortar locations, dividend payments of $11 million, and working capital requirements collectively exceeded cash flow from operations. The Company had $9 million of cash and cash equivalents at the end of the first quarter of fiscal 2026 versus $8 million of cash and cash equivalents at the end of the first quarter of fiscal 2025.
Dividend
The Board of Directors declared a quarterly cash dividend of $0.70 per share. The dividend is payable on July 31, 2026 to shareholders of record as of the close of business on July 17, 2026. The Company has paid dividends every quarter since it became publicly owned in 1960.
Outlook
For fiscal 2026, the Company is narrowing its full-year sales outlook by lowering the high end of the previous range and also tightening its adjusted EPS guidance by raising the low end of the previous guidance range. The Company now expects net sales in a range of $1.475 billion to $1.505 billion as compared to net sales of $1.478 billion in fiscal 2025. The Company expects GAAP earnings per share to be between $1.70 and $2.10, compared to fiscal 2025 GAAP net loss per share of $1.86, which included noncash impairment charges primarily associated with Johnny Was totaling $61 million, or $3.02 per share. Adjusted EPS is now expected to be between $2.30 and $2.70, compared to fiscal 2025 adjusted EPS of $2.11.
For the second quarter of fiscal 2026, the Company expects net sales to be between $380 million and $400 million compared to net sales of $403 million in the second quarter of fiscal 2025. GAAP EPS is expected to be between $1.13 and $1.33 in the second quarter of fiscal 2026 compared to $1.12 in the second quarter of fiscal 2025. Adjusted EPS is expected to be in a range of $1.20 to $1.40 compared to $1.26 in the second quarter of fiscal 2025.
The Company anticipates interest expense of $7 million in fiscal 2026, including $2 million in the second quarter of fiscal 2026. The Company’s effective tax rate is expected to be approximately 28% for the full year of fiscal 2026 and approximately 29% for the second quarter primarily reflecting the unfavorable net discrete tax expense related to shortfalls from stock-based compensation vesting during the quarter.
Capital expenditures in fiscal 2026, including the $23 million in the first quarter of fiscal 2026, are expected to be approximately $60 million compared to $108 million in fiscal 2025. The planned year-over-year decrease relates to the completion of the new distribution center in Lyons, Georgia and fewer new store openings expected in fiscal 2026.

Conference Call
The Company will hold a conference call with senior management to discuss its financial results at 4:30 p.m. ET today. A live web cast of the conference call will be available on the Company’s website at www.oxfordinc.com. A replay of the call will be available through June 24, 2026 by dialing (412) 317-6671 access code 13760616.
About Oxford
Oxford Industries, Inc., a leader in the apparel industry, owns and markets the distinctive Tommy Bahama®, Lilly Pulitzer®, Johnny Was®, Southern Tide®, The Beaufort Bonnet Company®, Duck Head® and Jack Rogers® lifestyle brands. Oxford's stock has traded on the New York Stock Exchange since 1964 under the symbol OXM. For more information, please visit Oxford's website at www.oxfordinc.com.
Basis of Presentation
All per share information is presented on a diluted basis.
Non-GAAP Financial Information
The Company reports its consolidated financial statements in accordance with generally accepted accounting principles (GAAP). To supplement these consolidated financial results, management believes that a presentation and discussion of certain financial measures on an adjusted basis, which exclude certain non-operating or discrete gains, charges or other items, may provide a more meaningful basis on which investors may compare the Company’s ongoing results of operations between periods. These measures include EBITDA, adjusted EBITDA (when applicable), adjusted segment EBITDA, adjusted net earnings (loss), adjusted net earnings (loss) per share, adjusted gross profit, adjusted gross margin, adjusted SG&A, and adjusted operating income, among others.
Management uses these non-GAAP financial measures in making financial, operational, and planning decisions to evaluate the Company’s ongoing performance. Management also uses these adjusted financial measures to discuss its business with investment and other financial institutions, its board of directors and others. Reconciliations of these adjusted measures to the most directly comparable financial measures calculated in accordance with GAAP are presented in tables included at the end of this release.
Safe Harbor
This press release includes statements that constitute forward-looking statements within the meaning of the federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will" and similar expressions identify forward-looking statements, which generally are not historical in nature. We intend for all forward-looking statements contained herein, in our press releases or on our website, and all subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf, to be covered by the safe harbor provisions for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Such statements are subject to a number of risks, uncertainties and assumptions including, without limitation:

•changes in the trade policies of the United States and those of other nations, including risks of potential future changes or worsening trade tensions between the United States and other countries and the impact of uncertainties surrounding U.S. trade policy on consumer sentiment;
•our ability to mitigate current and potential future tariffs imposed and realize tariff refunds;
•demand for our products, which may be impacted by macroeconomic factors that may impact consumer discretionary spending and pricing levels for apparel and related products, many of which may be impacted by inflationary pressures, tariffs, interest rates, the stability of the banking industry or general economic uncertainty, and the effectiveness of measures to mitigate the impact of these factors;
•risks relating to our product sourcing efforts, including our ability to identify alternative countries to source and produce our products and to successfully implement changes in our supply chain;
•possible changes in governmental monetary and fiscal policies, including, but not limited to, Federal Reserve policies in connection with continued inflationary pressures or other factors;
•competitive conditions and/or evolving consumer shopping patterns, particularly in a highly promotional retail environment, including those related to shifts in technology;
•global supply chain constraints that have affected, and could continue to affect, transit, and other costs, including those related to disruptions of land or sea transportation routes or distribution or shipping channels;
•the impact of inflationary pressures on labor costs, including wages, healthcare and other benefit-related costs;
•costs of products as well as the raw materials used in those products, as well as our ability to pass along price increases to consumers;
•energy costs, including rising fuel prices and their impact on the costs of raw materials and our distribution and logistics operations;
•our ability to respond to rapidly changing consumer expectations;
•unseasonal or extreme weather conditions or natural disasters;
•financial difficulties for our business partners, including suppliers, vendors, wholesale customers, licensees, logistics providers and landlords, that may impact their ability to meet their obligations to us and/or continue our business relationship to the same degree as they have historically;
•hiring of, retention of and disciplined execution by key management and other critical personnel, as well as the effective transition of executive level responsibilities;
•the execution of key strategic initiatives to drive operating performance, such as the organizational realignment initiatives being undertaken at Johnny Was;
•cybersecurity breaches and ransomware attacks, as well as our and our third party vendors’ ability to properly collect, use, manage and secure business, consumer and employee data and maintain continuity of our information technology systems;
•inability or failure to successfully and effectively implement new information technology systems and supporting controls, including artificial intelligence-enabled tools, and risks associated with third-party service providers and interconnected systems;
•the effectiveness of our advertising initiatives in defining, launching and communicating brand-relevant customer experiences;
•the level of our indebtedness, including the risks associated with heightened interest rates on the debt and the potential impact on our ability to operate and expand our business;
•the timing of shipments requested by our wholesale customers;
•fluctuations and volatility in global financial and/or real estate markets;

•our ability to identify and secure suitable locations for new retail store and food and beverage openings;
•the timing and cost of retail store and food and beverage location openings and remodels, technology implementations and other capital expenditures, including those related to enhancing artificial intelligence capabilities;
•the timing, cost and successful implementation of changes to our distribution network, including the possibility that we may not realize the anticipated benefits of our new state-of-the-art distribution center in Lyons, Georgia;
•the effectiveness of recent, focused efforts to reassess and realign our operating costs in light of revenue trends, including potential disruptions to our operations as a result of these efforts;
•pandemics or other public health crises;
•expected outcomes of pending or potential litigation and regulatory actions;
•consumer, employee and regulatory focus on sustainability issues and practices, including failures by our suppliers to adhere to our vendor code of conduct;
•the regulation or prohibition of goods sourced, or containing raw materials or components, from certain regions and our ability to evidence compliance;
•access to capital and/or credit markets;
•factors that could affect our consolidated effective tax rate, including the impact of recent changes in U.S. tax laws and regulations and the interpretation and application of such laws and regulations;
•the risk of impairment to goodwill and other intangible assets such as the impairment charges incurred in our Johnny Was and Jack Rogers reporting units during the third quarter of fiscal 2025; and
•geopolitical risks, including the U.S.-Iran conflict as well as other hostilities in the Middle East, ongoing challenges between the United States and China and those related to the ongoing war in Ukraine.
Forward-looking statements reflect our expectations at the time such forward-looking statements are made, based on information available at such time, and are not guarantees of performance.

Although we believe that the expectations reflected in such forward-looking statements are reasonable, these expectations could prove inaccurate as such statements involve risks and uncertainties, many of which are beyond our ability to control or predict. Should one or more of these risks or uncertainties, or other risks or uncertainties not currently known to us or that we currently deem to be immaterial, materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Important factors relating to these risks and uncertainties include, but are not limited to, those described in Part I. Item 1A. Risk Factors contained in our Fiscal 2025 Form 10-K, and those described from time to time in our future reports filed with the SEC. We caution that one should not place undue reliance on forward-looking statements, which speak only as of the date on which they are made. We disclaim any intention, obligation or duty to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact:	Brian Smith
E-mail:	InvestorRelations@oxfordinc.com

Oxford Industries, Inc.
Consolidated Balance Sheets
(in thousands, except par amounts)
(unaudited)
	May 2,	May 3,
	2026	2025
ASSETS
Current Assets
Cash and cash equivalents	$9,360	$8,175
Receivables, net	93,533	105,772
Inventories, net	147,488	162,334
Prepaid expenses and other current assets	52,312	41,253
Total Current Assets	$302,693	$317,534
Property and equipment, net	341,800	281,504
Intangible assets, net	187,605	255,768
Goodwill	25,611	27,403
Operating lease assets	387,987	372,452
Other assets, net	61,578	63,195
Deferred income taxes	30,579	21,850
Total Assets	$1,337,853	$1,339,706

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$102,672	$86,212
Accrued compensation	23,075	21,417
Current portion of operating lease liabilities	66,274	64,119
Accrued expenses and other liabilities	66,372	69,007
Total Current Liabilities	$258,393	$240,755
Long-term debt	142,717	117,714
Non-current portion of operating lease liabilities	383,438	360,935
Other non-current liabilities	29,915	27,879
Shareholders’ Equity
Common stock, $1.00 par value per share	14,900	14,875
Additional paid-in capital	209,841	194,893
Retained earnings	300,286	385,761
Accumulated other comprehensive loss	(1,637)	(3,106)
Total Shareholders’ Equity	$523,390	$592,423
Total Liabilities and Shareholders’ Equity	$1,337,853	$1,339,706

Oxford Industries, Inc.
Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)
	First Quarter
	Fiscal 2026	Fiscal 2025
Net sales	$391,402	$392,861
Cost of goods sold	147,519	140,575
Gross profit	$243,883	$252,286
Operating expenses
SG&A	210,888	205,745
Depreciation and amortization	16,380	16,963
Total Operating expenses	$227,268	$222,708
Royalties and other operating income	5,748	6,628
Operating income	$22,363	$36,206
Interest expense, net	2,282	1,726
Earnings before income taxes	$20,081	$34,480
Income tax expense	5,093	8,299
Net earnings	$14,988	$26,181

Net earnings per share:
Basic	$1.01	$1.72
Diluted	$1.00	$1.70
Weighted average shares outstanding:
Basic	14,892	15,222
Diluted	15,005	15,404
Dividends declared per share	$0.70	$0.69

Oxford Industries, Inc.
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)
	First Quarter
	Fiscal 2026	Fiscal 2025
Cash Flows From Operating Activities:
Net earnings	$14,988	$26,181
Adjustments to reconcile net earnings to cash flows from operating activities:
Depreciation	14,573	14,529
Amortization of intangible assets	1,807	2,434
Impairment of property and equipment	849	—
Equity compensation expense	3,727	3,605
Amortization of deferred financing costs	96	96
Deferred income taxes	3,596	(1,440)
Changes in operating assets and liabilities, net of acquisitions and dispositions:
Receivables, net	(24,281)	(33,078)
Inventories, net	17,870	5,271
Income tax receivable	3,547	5,053
Prepaid expenses and other current assets	(6,239)	(2,973)
Current liabilities	(15,709)	(7,376)
Other balance sheet changes	(6,922)	(16,244)
Cash provided by (used in) operating activities	$7,902	$(3,942)
Cash Flows From Investing Activities:
Acquisitions, net of cash acquired	—	(28)
Purchases of property and equipment	(22,771)	(23,427)
Cash used in investing activities	$(22,771)	$(23,455)
Cash Flows From Financing Activities:
Repayment of revolving credit arrangements	(115,975)	(94,125)
Proceeds from revolving credit arrangements	142,249	180,733
Repurchase of common stock	—	(50,526)
Proceeds from issuance of common stock	438	482
Cash dividends paid	(10,605)	(10,381)
Other financing activities	—	(224)
Cash provided by financing activities	$16,107	$25,959
Net change in cash and cash equivalents	1,238	(1,438)
Effect of foreign currency translation on cash and cash equivalents	(7)	143
Cash and cash equivalents at the beginning of year	8,129	9,470
Cash and cash equivalents at the end of period	$9,360	$8,175

Oxford Industries, Inc.
Reconciliations of Certain Non-GAAP Financial Information
(in millions, except per share amounts)
(unaudited)
	First Quarter
AS REPORTED	Fiscal 2026	Fiscal 2025	% Change
Tommy Bahama
Net sales	$224.6	$216.2	3.9%
Gross profit	$147.5	$139.7	5.6%
Gross margin	65.7%	64.6%
Segment EBITDA	$40.1	$38.3	4.7%
Segment EBITDA margin	17.9%	17.7%
Lilly Pulitzer
Net sales	$90.4	$99.0	(8.8)%
Gross profit	$55.3	$64.9	(14.9)%
Gross margin	61.2%	65.6%
Segment EBITDA	$15.0	$23.1	(34.9)%
Segment EBITDA margin	16.6%	23.3%
Johnny Was
Net sales	$37.9	$43.5	(12.9)%
Gross profit	$24.9	$28.1	(11.5)%
Gross margin	65.7%	64.7%
Segment EBITDA	$(1.2)	$0.0	NM
Segment EBITDA margin	(3.2) %	(0.1)%
Emerging Brands
Net sales	$38.6	$34.2	12.8%
Gross profit	$20.7	$20.3	1.9%
Gross margin	53.6%	59.3%
Segment EBITDA	$3.0	$2.9	4.4%
Segment EBITDA margin	7.7%	8.3%
Corporate and Other
Net sales	$(0.1)	$(0.1)	NM
Gross profit (loss)	$(4.5)	$(0.8)	NM
Corporate EBITDA	$(18.1)	$(11.0)	NM
Consolidated
Net sales	$391.4	$392.9	(0.4)%
Gross profit	$243.9	$252.3	(3.3)%
Gross margin	62.3%	64.2%
SG&A	$210.9	$205.7	2.5%
SG&A as % of net sales	53.9%	52.4%
Depreciation and amortization	$16.4	$17.0	(3.4)%
Depreciation and amortization as % of net sales	4.2%	4.3%
Operating income	$22.4	$36.2	(38.2)%
Operating margin	5.7%	9.2%
Earnings before income taxes	$20.1	$34.5	(41.8)%
Net earnings	$15.0	$26.2	(42.8)%
Net earnings per diluted share	$1.00	$1.70	(41.2)%
Weighted average shares outstanding - diluted	15.0	15.4	(2.6)%

The following table presents a reconciliation from segment EBITDA to net earnings (in millions):

	First Quarter
	Fiscal 2026	Fiscal 2025	% Change
Segment EBITDA
Tommy Bahama	$40.1	$38.3	4.7%
Lilly Pulitzer	$15.0	$23.1	(34.9)%
Johnny Was	$(1.2)	$0.0	NM
Emerging Brands	$3.0	$2.9	4.4%
Corporate and Other	$(18.1)	$(11.0)	NM
EBITDA	$38.7	$53.2	(27.1)%
Depreciation and amortization	$16.4	$17.0	(3.4)%
Consolidated operating income	$22.4	$36.2	(38.2)%
Interest expense, net	$2.3	$1.7	32.2%
Earnings before income taxes	$20.1	$34.5	(41.8)%
Income taxes	$5.1	$8.3	(38.6)%
Net earnings	$15.0	$26.2	(42.8)%
The table below summarizes adjustments made to the as reported figures shown above (in millions):

	First Quarter
ADJUSTMENTS	Fiscal 2026	Fiscal 2025
LIFO adjustments(1)	$4.4	$0.5
Amortization of Johnny Was intangible assets(2)	$1.4	$1.9
Lyons Distribution Center movement costs(3)	$0.5	$0.0
Merchandising strategic initiatives(4)	$0.8	$0.0
Store closure impairment charges(5)	$0.8	$0.0
Impact of income taxes(6)	$(2.0)	$(0.6)
Adjustment to net earnings(7)	$5.9	$1.8
The table below clarifies where the items that have been adjusted above to improve comparability of the financial information from period to period are presented in the consolidated statements of operations (in millions):

	First Quarter
	Fiscal 2026	Fiscal 2025
Cost of goods sold (as reported)	$147.5	$140.6
LIFO adjustments(1)	$4.4	$0.5

SG&A (as reported)	$210.9	$205.7
Lyons Distribution Center movement costs(3)	$0.5	$—
Merchandising strategic initiatives(4)	$0.8	$—
Store closure impairment charges(5)	$0.8	$—

Depreciation and amortization (as reported)	$16.4	$17.0
Amortization of Johnny Was intangible assets(2)	$1.4	$1.9

Consolidated operating income (as reported)	$22.4	$36.2

	First Quarter
AS ADJUSTED	Fiscal 2026	Fiscal 2025	% Change
Tommy Bahama
Net sales	$224.6	$216.2	3.9%
Gross profit	$147.5	$139.7	5.6%
Gross margin	65.7%	64.6%
Segment EBITDA(4)	$40.5	$38.3	5.6%
Segment EBITDA margin(4)	17.9%	17.7%
Lilly Pulitzer
Net sales	$90.4	$99.0	(8.8)%
Gross profit	$55.3	$64.9	(14.9)%
Gross margin	61.2%	65.6%
Segment EBITDA	$15.0	$23.1	(34.9)%
Segment EBITDA margin	16.6%	23.3%
Johnny Was
Net sales	$37.9	$43.5	(12.9)%
Gross profit	$24.9	$28.1	(11.5)%
Gross margin	65.7%	64.7%
Segment EBITDA(5)	$(0.9)	$0.0	NM
Segment EBITDA margin(5)	(2.4)%	(0.1)%
Emerging Brands
Net sales	$38.6	$34.2	12.8%
Gross profit	$20.7	$20.3	1.9%
Gross margin	53.6%	59.3%
Segment EBITDA(5)	$3.5	$2.9	22.7%
Segment EBITDA margin(5)	9.1%	8.3%
Corporate and Other
Net sales	$(0.1)	$(0.1)	NM
Gross profit (loss)	$(0.2)	$(0.3)	NM
Corporate EBITDA(1)(3)(4)(6)	$(12.8)	$(10.6)	NM
Consolidated
Net sales	$391.4	$392.9	(0.4)%
Gross profit	$248.3	$252.8	(1.8)%
Gross margin	63.4%	64.3%
SG&A	$208.7	$205.7	1.4%
SG&A as % of net sales	53.3%	52.4%
Operating income	$30.3	$38.6	(21.6)%
Operating margin	7.7%	9.8%
Earnings before income taxes	$28.0	$36.9	(24.1)%
Net earnings	$20.9	$28.0	(25.4)%
Net earnings per diluted share	$1.39	$1.82	(23.4)%

	First Quarter	First Quarter	First Quarter
	Fiscal 2026	Fiscal 2026	Fiscal 2025
	Actual	Guidance(8)	Actual
Net earnings per diluted share:
GAAP basis	$1.00	$1.13 - 1.23	$1.70
LIFO adjustments(1)(9)	0.22	0.00	0.02
Amortization of Johnny Was intangible assets(2)(9)	0.07	0.07	0.09
Lyons distribution center movement costs(3)(9)	0.03	0.00	0.00
Merchandising strategic initiatives(4)(9)	0.04	0.00	0.00
Store closure impairment charges(5)(9)	0.04	0.00	0.00
As adjusted(7)	$1.39	$1.20 - 1.30	$1.82

	Second Quarter	Second Quarter
	Fiscal 2026	Fiscal 2025
	Guidance(10)	Actual
Net earnings per diluted share:
GAAP basis	$1.13 - 1.33	$1.12
LIFO adjustments(11)	0.00	0.05
Amortization of Johnny Was intangible assets(2)(9)	0.07	0.10
As adjusted(7)	$1.20 - 1.40	$1.26

	Fiscal 2026	Fiscal 2025
	Guidance(10)	Actual
Net earnings (loss) per diluted share:
GAAP basis	$1.70 - 2.10	$(1.86)
LIFO adjustments(11)	0.22	0.42
Amortization of Johnny Was intangible assets(2)(9)	0.27	0.38
Lyons distribution center movement costs(3)(9)	0.03	0.00
Merchandising strategic initiatives(4)(9)	0.04	0.00
Store closure impairment charges(5)(9)	0.04	0.00
Johnny Was impairment charges(12)(9)	0.00	2.82
Johnny Was organizational realignment initiatives(13)(9)	0.00	0.15
Emerging Brands impairment charges(14)(9)	0.00	0.20
As adjusted(7)	$2.30 - 2.70	$2.11

(1)LIFO adjustments represents the impact of LIFO accounting adjustments. These adjustments are included in cost of goods sold in Corporate and Other.
(2)Amortization of Johnny Was intangible assets represents the amortization related to intangible assets acquired as part of the Johnny Was acquisition. These charges are included in depreciation and amortization in Johnny Was.
(3)Lyons distribution center relocation costs relate to one-time, non-recurring costs to move inventory between distribution facilities in Lyons, Georgia. These charges are included in SG&A in Corporate and Other.
(4)Merchandising strategic initiatives relate to one-time, non-recurring costs, incurred to assess and strategically align our merchandising operations across the Company. These charges are included in SG&A in Tommy Bahama and Corporate and Other.
(5)Store closure impairment charges relate to charges incurred to close retail stores. These charges are included in SG&A in Johnny Was and Emerging Brands.
(6)Impact of income taxes represents the estimated tax impact of the above adjustments based on the estimated applicable tax rate on current year earnings.
(7)Amounts in columns may not add due to rounding.
(8)Guidance as issued on March 26, 2026.
(9)Adjustments shown net of income taxes.
(10) Guidance as issued on June 10, 2026.
(11) No estimate for LIFO accounting adjustments is reflected in the guidance for any future periods.
(12) Johnny Was impairment charges represent the impairment of the Johnny Was intangible asset balances. These charges were included in impairment of goodwill and intangible assets in Johnny Was.
(13) Johnny Was organizational realignment initiatives include severance costs, consulting fees and store closure related costs. These charges are included in SG&A and depreciation and amortization in Johnny Was.
(14) Emerging Brands impairment charges represent the impairment of the Jack Rogers goodwill and intangible asset balances. These charges were included in impairment of goodwill and intangible assets in Emerging Brands.

	Direct to Consumer Location Count
	End of Q1	End of Q2	End of Q3	End of Q4
Fiscal 2025
Tommy Bahama
Full-price retail store	103	103	104	102
Retail-food and beverage	26	26	28	28
Outlet	36	38	38	37
Total Tommy Bahama	165	167	170	167
Lilly Pulitzer full-price retail store	65	66	66	67
Johnny Was
Full-price retail store	77	75	75	75
Outlet	3	3	3	3
Total Johnny Was	80	78	78	78
Emerging Brands
Southern Tide full-price retail store	35	36	35	34
TBBC full-price retail store	8	9	9	9
Total Oxford	353	356	358	355

Fiscal 2026
Tommy Bahama
Full-price retail store	102
Retail-food and beverage	28
Outlet	38
Total Tommy Bahama	168
Lilly Pulitzer full-price retail store	69
Johnny Was
Full-price retail store	70
Outlet	3
Total Johnny Was	73
Emerging Brands
Southern Tide full-price retail store	33
TBBC full-price retail store	8
Total Oxford	351